CONSULTING AGREEMENT
                              --------------------

This Consulting Agreement ("Agreement") is to be effective as of the 31th day of March 2003, by and between Roanoke Technologies Corp., ("Company"), with offices located at 539 Becker Dr., Roanoke Rapids, NC 27870, and Barry Clark ("Consultant"), an individual doing business as Sussex Avenue Partners LLC, having his principal address at 300 Carlsbad Village Drive, Suite 108A, Carlsbad, CA 92008.

For the purposes of this Agreement, either of the above shall be referred to as a "Party" and collectively as the "Parties".

The Parties hereby agree as follows:


1.   APPOINTMENT  OF  BARRY  CLARK.   Company  hereby  appoints  Consultant  and
     Consultant hereby agrees to render services to Company as a Marketing and Sales Representative.

2. SERVICES. During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management of sales and marketing resources, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its and his overall progress, needs, and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

          (a)  The   implementation  of  short-range  and  long-term   strategic
               planning to fully develop and enhance the Company's assets, resources, products, and services;

          (b) The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

          (c) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company.

          (d) The identification, evaluation, structuring, negotiating, and closing of joint ventures, strategic alliances, business acquisitions, and advise with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

          (e)  Advise  and   recommendations   regarding   corporate   financing
               including the structures, terms, and content of bank loans, institutional loans, private debt funding.

     Services of the Consultant shall not directly or indirectly promote or maintain a market for the Company's securities and are not and will not be provided in connection with a capital raising transaction for the Company.

     TERM. The term ("Term") of this Consulting Agreement shall be for a period of three (3) months commencing on the date hereof. The contract will automatically be extended for an additional three

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     (3) months.  Either party  hereto  shall have the right to  terminate  this
     Agreement upon thirty (30) days prior written notice to the other party after the first three (3) months.

3.   COMPENSATION. See Attachment "A".

4. CONFIDENTIALITY. Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this Consulting Agreement, any trade secrets or other information designated as confidential by Company which is acquired by Consultant in the course of performing services hereunder. Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company.

5. INDEMNIFCATION. Company, its agents or assigns hereby agree to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees, collectively the "Liabilities"), joint and several, arising from the performance of this Consulting Agreement, whether or not Consultant is party to such dispute. This indemnity shall not apply, however, and Consultant shall indemnify and hold Company, its affiliates, control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder.

6. INDEPENDENT CONTRACTOR. Consultant and Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of Company.

7. MISCELLANEOUS. This Consulting Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understandings and agreements between the Parties. This Consulting Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. This Consulting Agreement shall be governed by the laws of the State of California without reference to the conflict of law principles thereof. In the event of any dispute as to the Terms of this Consulting Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney's fees.

8. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written notice to each of the other Parties at the addresses above and to the attention of the persons that have signed below.


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Please confirm that the foregoing sets forth our understanding by signing the enclosed copy of this Consulting Agreement where provided and returning it to me at your earliest convenience.


All Parties signing below do so with full authority:


Party Receiving Services:                            Party Providing Services:

Roanoke Technology Corp.                             Barry Clark, an individual


s/s David L. Smith                                   s/s Barry Clark
David L. Smith, CEO                                  Barry Clark, an individual


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                                 ATTACHMENT "A"


Payment for services:


A. For the services rendered and performed by Barry Clark during the term of this Agreement, Company shall, upon acceptance of this Agreement:
         Pay to Barry Clark fourteen million (14,000,000) free-trading shares of RNKE stock for three (3) months of service.



Accepted with full authority:


Roanoke Technology Corp.


By: /s/ David L. Smith
    -----------------------------
      David L. Smith, CEO